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                                                                    EXHIBIT 99.1


                          PRESS RELEASE OF JULY 7, 1999


            GO2NET AND VULCAN VENTURES INC. TO INVEST $20 MILLION IN
                             COMMTOUCH SOFTWARE LTD.


           REACH COMPREHENSIVE DISTRIBUTION, MARKETING AGREEMENT WITH
                    LEADING GLOBAL PROVIDER OF EMAIL SERVICES

Seattle, WA and Santa Clara, CA (July 7, 1999) Go2Net, Inc. (Nasdaq: GNET), a network of branded, technology- and community-driven Web sites, Vulcan Ventures Inc., and CommTouch Software, Ltd. today announced that Go2Net and Vulcan Ventures intend, subject to certain conditions, to invest a total of $20 million cash in CommTouch Software, Ltd., a global provider of partner-branded, Web-based email services. Go2Net and CommTouch also intend to enter into a business arrangement under which CommTouch will develop enhanced email and related services for the Go2Net Network. The transactions are contingent upon the closing of CommTouch's initial public offering.

As part of the business arrangement, CommTouch will develop enhanced email and related services for the Go2Net Network and will extend these services to other key organizations with which Go2Net has formed or will form strategic relationships. Go2Net also intends to offer a private label version of CommTouch's ZapZone product to members of its rapidly growing HyperMart (http://www.hypermart.net) and Virtual Avenue (http://www.virtualave.net) business hosting services, which together host more than 375,000 member businesses. ZapZone is a proprietary solution enabling any Web site or personal homepage to offer personalized, free email accounts to its users. More than 15,000 new sites register each month to offer ZapZone email for their users, while HyperMart and Virtual Avenue attract a total of more than 1,000 new member businesses per day.

In connection with its investment in CommTouch, Go2Net will receive one seat on CommTouch's Board of Directors as soon as permitted by applicable law. Additional financial terms of the agreement were not disclosed.

"Go2Net's investment and strategic relationship with CommTouch brings key email, calendaring and other services to The Go2Net Network, as well as to our existing and future strategic partners. It also represents a compelling opportunity to directly participate in the growth of a company which has solid management, exceptional products and highly scalable technologies, all of which are very well-positioned, nationally and globally, for leadership in one of the Internet's most popular categories," said Russell C. Horowitz, Go2Net Chief Executive Officer. "We're looking forward to working with CommTouch as they expand the scope and breadth of their services."

"There are clearly powerful synergies among Go2Net, Vulcan Ventures and CommTouch, and we're anxious to not only execute on the immediate opportunities ahead, but to explore and evaluate longer-term areas of promise in our sector," said Gideon Mantel, CommTouch Chief Executive Officer.

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About CommTouch

CommTouch is a global provider of partner-branded, Web-based email and messaging solutions. In addition to its free email offerings, the company provides a diverse set of premium email services and has developed a proprietary online calendaring product. CommTouch email is designed for superior performance and rapid scalability, offering end-user interfaces in 14 of the world's major languages. CommTouch was founded in 1991 and its principal executive offices are in Santa Clara, California and Ein Vered, Israel. The company's Web site can be accessed at (http://www.commtouch.com).

With more than eight years of delivering intuitive, award winning email software, CommTouch offers its partners a truly comprehensive turn-key email service. The company's business partnerships include Excite International, McGraw Hill's Business Week Magazine, Discovery Channel Online, Nippon Telephone and Telegraph, ZDNet, Talk City, LookSmart, The Headbone Zone, Music.com, News Corp and People's Daily Joint Venture ChinaByte, and the Hollinger Group's Jerusalem Post.

A registration statement relating to CommTouch's proposed new issue of ordinary shares has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state. When available, a copy of a written prospectus for the ordinary shares may be obtained from Jim Collins, c/o CommTouch Software Inc. 3945 Freedom Circle, Suite 730, Santa Clara, CA 95054.

About Go2Net, Inc.

Go2Net is a network of branded, technology- and community-driven Web sites focused on the following categories: personal finance, search and directory, commerce and business services, and games. Go2Net also develops Web-related software. The Go2Net Network's properties include: Go2Net Personal (http://www.go2net.com), which provides users with a comprehensive Internet start page offering customizable news, discussion, and stock information, as well as direct access to Go2Net's own finance, search, free Web hosting, shopping and Java multiplayer game sites; Silicon Investor (http://www.siliconinvestor.com), the Web's premier financial discussion site; StockSite (http://www.stocksite.com), which offers proprietary articles, portfolio tracking tools, company research and news relating to business and finance; MetaCrawler (http://www.metacrawler.com), a metasearch service that combines various existing search/index guides into one service; 100hot (http://www.100hot.com), a leading directory of the Web's most popular sites; HyperMart (http://www.hypermart.net), the Web's leading provider of free business hosting services; Authorize.Net (http://www.authorize.net), the Web's leading payment authorization system for online businesses; Haggle Online (http://www.haggle.com), one of the Web's premier person-to-person auction services; WebMarket (http://www.webmarket.com), a one-stop comparison shopping service; and

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PlaySite (http://www.playsite.com), the Web's premier Java-based multi-player games site. Go2Net's Go2Net Labs division develops innovative technologies to enhance the features and functionality of the Go2Net sites and for licensing to other Internet companies.

There can be no assurances that conditions to consummation of the stock purchase and email agreement between Go2Net and CommTouch will be fulfilled. This announcement contains forward-looking statements that involve risks and uncertainties, including those relating to the companies' abilities to grow their user and advertiser bases. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the companies' limited operating histories, the competitive environments in which the companies compete, the early stage of the Web as an advertising and electronic commerce medium, the companies' dependence on advertising and sponsorship revenues, the companies' dependence on strategic relationships to drive traffic to their Web sites, consumer acceptance of the companies' new products and services, the companies' ability to develop and integrate new technologies and services into their existing services, and the increased use of the Web for commerce. More information about the potential factors that could affect Go2Net's business and financial results is included in Go2Net's Annual Report on Form 10-K for the year ended September 30, 1998 and Quarterly Reports on Form 10-Q for the quarters ended December 31, 1998 and March 31, 1999, which are on file with the Securities and Exchange Commission.

CONTACT: Mark S. Peterson, Director of Public Relations of Go2Net, Inc., 206-447-1595, or mark@go2net.com; or Jean Marie Layton, Investor Relations Manager of CommTouch, Ltd., 408-653-4358, or jmlayton@commtouch.com.